  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-217480 and 333-236121 on Form S-8, Registration Statement No. 333-233567 on Form S-3 and Registration Statement No. 333-236608 on Form S-1 of Edesa Biotech, Inc. of our report dated December 7, 2020, relating to the consolidated financial statements of Edesa Biotech, Inc. for the year ended September 30, 2020 and the nine-month period ended September 30, 2019, which report appears in this Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
December 7, 2020